Exhibit 1

JOINT FILING AGREEMENT

The undersigned hereby agree that the Schedule 13D with respect to the Common Stock of Nephros, Inc. dated as of August 20, 2008, is, and any amendments thereto (including amendments on Schedule 13G) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Act.

Date: August 20, 2008	Stagg Capital Group LLC

By: /s/ Scott A. Stagg
Name: Scott A. Stagg
Title: Managing Member

/s/ Scott A. Stagg
Scott A. Stagg